EXHIBIT 23

ITEM 16, EXHIBIT (X)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Preliminary Proxy Statement of Southern Michigan Bancorp, Inc. on Schedule 14A and Transaction Statement of Southern Michigan Bancorp, Inc. on Schedule 13E-3, filed on or about September 3, 2004, of our report dated January 23, 2004, on the consolidated financial statements of Southern Michigan Bancorp, Inc., which report is included in the 2003 Annual Report on Form 10-K of Southern Michigan Bancorp, Inc.

/s/ Crowe Chizek and Company LLC

South Bend, Indiana
September 3, 2004